Exhibit 99.1

NEWS RELEASE

For further information:

Heidi Hookstadt

847-653-7555

TAYLOR CAPITAL GROUP BOARD

ELECTS LOUISE O'SULLIVAN A DIRECTOR

AND DECLARES DIVIDENDS

ROSEMONT, IL, December 16, 2004 -- Taylor Capital Group, Inc. (NASDAQ: TAYC) today announced the election of Louise O'Sullivan, president of Prime Advantage Corporation, to the Board of Directors for a term ending in 2007.

"Louise brings to our board large company operating experience, an understanding of the owner/operator customer base and an entrepreneurial perspective," said Jeffrey W. Taylor, Chairman and Chief Executive Officer. "Her insight will be invaluable as we grow our franchise as Chicago's bank for owner/operated businesses."

O'Sullivan, 59, founded Prime Advantage in 1998, following more than 20 years of successful leadership experience in industrial manufacturing. Prime Advantage is a privately-held manufacturers buying consortium that leverages a large, unified network of original equipment manufacturers. Previously, she was president of the Groen Company (a subsidiary of the Dover Corporation), a major manufacturer of commercial food service and industrial processing equipment.

O'Sullivan serves as a Director of the University of Chicago Graduate School of Business Entrepreneurial Advisory Board, and on the boards of directors of Kendall College in Chicago and the Dukane Corporation in St. Charles, IL.

O'Sullivan served as the 1991-92 President of NAFEM (the North American Association of Food Equipment Manufacturers), a national trade association with more than 700 corporate members. She also served as Vice President of the University of Chicago Executive Program Club and World President's Organization Chicago Chapter. In 1983 she was a recipient of the "Pacesetter of the Year" Award for Women in Marketing. From 1996 through 2003, she served as a Commissioner of the Illinois Racing Board from 1996-2003, a gubernatorial appointment by Governor James Edgar.

In 1987, Harvard Business School published a case study about O'Sullivan and her management challenges at Groen. The study is still in use at U.S. universities.

Dividend Declaration

Additionally, Taylor Capital announced today the approval of a cash dividend of $0.06 per share of its common stock, payable on January 6, 2005 for stockholders of record as of December 27, 2004. Also, a cash dividend of $0.609375 per share of trust preferred securities issued by TAYC Capital Trust I is payable on December 31, 2004 to stockholders of record as of December 30, 2004.

About Taylor Capital Group, Inc.

Taylor Capital Group, Inc. is a bank holding company headquartered in Rosemont, Illinois, a suburb of Chicago. The company derives virtually all of its revenue from its subsidiary Cole Taylor Bank, a dedicated business bank with $2.7 billion in assets and eleven banking center locations throughout the greater Chicago metropolitan area. It provides a full complement of financial service to businesses and the people who own and manage them.

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